Exhibit 99.1

BLOCKBUSTER CONFIRMS PRELIMINARY RESULTS OF BOARD ELECTION

DALLAS, May 11, 2005 – While official results are likely several days away, Blockbuster Inc. (NYSE: BBI, BBI.B) today announced at its 2005 Annual Meeting of Stockholders that it appears Carl C. Icahn, Edward Bleier and Strauss Zelnick, a dissident group of nominees up for election to the Blockbuster Board of Directors, have won election as Class III directors with terms expiring in 2007, replacing incumbent Blockbuster Directors Linda Griego, Peter A. Bassi and Chairman John Antioco.

During the meeting, Blockbuster Executive Vice President and General Counsel Edward B. Stead stated that the current Blockbuster Board of Directors passed a Resolution of Intent expressing its intent to promptly convene a meeting in order to place Mr. Antioco back on the Board of Directors as Chairman. Mr. Antioco retains his title as Chief Executive Officer. At the meeting, a representative of Carl Icahn announced that Mr. Icahn supported the appointment of Mr. Antioco to the Board.

“Blockbuster is a world class brand that I believe has great potential for future success,” said Mr. Antioco. “I continue to believe in the business strategy we have been implementing.”

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment with more than 9,100 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

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